As filed with the Securities and Exchange Commission on May 11, 2022

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Glatfelter Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0628360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4350 Congress Street, Suite 600 Charlotte, North Carolina	28209
(Address of Principal Executive Offices)	(Zip Code)

Glatfelter Corporation 2022 Long-Term Incentive Plan

(Full title of the plan)

Jill L. Urey

Vice President, Deputy General Counsel & Corporate Secretary

4350 Congress Street, Suite 600

Charlotte, North Carolina 28209

(Name and address of agent for service)

(704) 885-2555

(Telephone number, including area code, of agent for service)

With a copy to:

James W. McKenzie, Jr. Mims Maynard Zabriskie Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103-2921 (215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

EXPLANATORY NOTE

The shareholders of Glatfelter Corporation (the “Registrant”) approved the Glatfelter Corporation 2022 Long-Term Incentive Plan (the “2022 Plan”) on May 5, 2022 (the “Effective Date”). As provided in the 2022 Plan, 1,400,000 shares of common stock, par value $0.01 per share (“Common Stock”), are available for issuance thereunder (the “New Shares”). In addition, any shares of Common Stock that (i) remain available for awards under the Glatfelter Corporation Amended and Restated Long-Term Incentive Plan (the “Prior Plan”) as of the Effective Date, and (ii) any shares of Common Stock subject to outstanding awards granted under the Prior Plan that are payable in shares of Common Stock and that terminate, expire, or are canceled, forfeited, or surrendered without having been exercised, vested, or settled in full or are paid in cash, as applicable, on or after the Effective Date, may be issued with respect to awards under the 2022 Plan (the shares in clauses (i) and (ii), the “Prior Plan Shares”). The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register an aggregate of 4,968,289 shares of Common Stock, which consists of (i) the 1,400,000 New Shares and (ii) 3,568,289 Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to 2022 Plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on February 25, 2022;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 10, 2022;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2022, May 6, 2022, and May 10, 2022; and

(4)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on October 23, 1998.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article III of the Registrant’s Amended and Restated By-laws (the “Bylaws”) provides that directors or officers of the Registrant, or of any of its subsidiaries, who was or is an “authorized representative” of the Registrant (which shall mean for the purposes of this Item 6, a director or officer of the Registrant, or a person serving at the request of the Registrant as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Registrant, its shareholders or otherwise, by reason of the fact that such person was or is an authorized representative of the Registrant; provided, however, that the Registrant will not indemnify any authorized representative in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) is brought by the authorized representative due to the failure of the Registrant to pay indemnification provided under Sections 3.1, 3.2, or 3.3 of the Bylaws and the authorized representative is successful in such proceeding.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article III of the Bylaws provides that the Registrant may purchase and maintain insurance to protect the Registrant and its authorized representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, upon such terms and conditions as the board of directors of the Registrant deems appropriate.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the directors and officers are indemnified by the Registrant under the Article III of the Bylaws. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by Article III of the Bylaws.

As permitted by PBCL Section 1713, and as the Bylaws provide, no director shall be personally liable for monetary damages for any action taken, or any failure to take any action, on or after January 27, 1987, unless he or she has breached or failed to perform the duties of his or her office as provided for under Section 1713 of the PBCL, as amended, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The Registrant also has indemnification agreements with all of the Registrant’s executive officers and directors (collectively, “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Bylaws (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of the Registrant’s board of directors or an acquisition transaction relating to the Registrant) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under Registrant’s director and officer insurance policies.

The foregoing is only a general summary of certain aspects of the PBCL and Bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature pages hereto).

99.1*	Glatfelter Corporation 2022 Long-Term Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 11th day of May, 2022.

GLATFELTER CORPORATION

By:	/s/ Dante C. Parrini
Dante C. Parrini
Chairman and Chief Executive Officer

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Dante C. Parrini, David C. Elder, and Ramesh Shettigar, and each of them acting singly, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations, and requirements of the Commission, in connection with this Registration Statement; and the Registrant does hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dante C. Parrini	Chairman and Chief Executive Officer (Principal Executive Officer)	May 11, 2022
Dante C. Parrini

/s/ Ramesh Shettigar	Senior Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)	May 11, 2022
Ramesh Shettigar

/s/ David C. Elder	Vice President, Finance & Chief Accounting Officer (Principal Accounting Officer)	May 11, 2022
David C. Elder

/s/ Bruce Brown	Director	May 11, 2022
Bruce Brown

/s/ Kathleen Dahlberg	Director	May 11, 2022
Kathleen Dahlberg

/s/ Kevin M. Fogarty	Director	May 11, 2022
Kevin M. Fogarty

/s/ Marie T. Gallagher	Director	May 11, 2022
Marie T. Gallagher

/s/ Darrel Hackett	Director	May 11, 2022
Darrel Hackett

/s/ J. Robert Hall	Director	May 11, 2022
J. Robert Hall

/s/ Lee C. Stewart	Director	May 11, 2022
Lee C. Stewart